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                                                                  EXHIBIT 10.21

                               CENTERPOINT BANK
                             141 SOUTH RIVER ROAD
                         BEDFORD, NEW HAMPSHIRE 03110

                                                                August 29, 1995

Lucy T. Gobin
137 Mansion Road
Dunbarton, NH 03045

  Re: Employment Agreement
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Dear Ms. Gobin:

  In recognition of your contribution to the growth and success of Centerpoint Bank (the "Bank"), the Bank desires to enter into this Employment Agreement with you. This Employment Agreement shall be effective as of August 29, 1995 (the "Effective Date").

  1. EMPLOYMENT. The Bank hereby agrees to employ you as a senior officer of Centerpoint Bank, initially with the title of Senior Vice President. In your capacity as a senior officer, you shall be subject to the supervision of, and shall report directly to, the Chief Executive Officer ("CEO") of the Bank.

  2. TERM OF EMPLOYMENT. This Employment Agreement shall have a term that shall expire on September 30, 1997. The last day of such term is herein sometimes referred to as the "Expiration Date".

  3. COMPENSATION. The Bank shall pay you an annual salary at the rate of not less than $65,000 per year during each year of your employment, or at such higher rate as shall be determined from time to time by the Board. Any increase in your annual salary shall not be subsequently reduced and shall become a term of this Employment Agreement.

  4. EMPLOYEE BENEFITS. You shall continue to participate in the Bank's employee fringe benefit plan(s) and arrangements, including but not limited to stock option plans, as in effect as of the date hereof and from time to time during the term of your employment. You shall be entitled to participate in any future employee fringe benefit plan adopted by the Bank and generally available to senior officers of the Bank and their dependents. Nothing paid to you under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to you as described in this Employment Agreement.

  5. DUTY TO PERFORM SERVICES. You shall devote your full business and productive time, ability and attention to rendering services to the Bank hereunder, and shall exert your best efforts in the rendering of such services. This provision shall not prohibit you from (a) making passive investments or (b) engaging in religious, charitable or other community or non-profit activities which, in the judgment of the CEO, do not impair your ability to fulfill your duties and responsibilities under this Employment Agreement. You agree that in the rendering of all services to the Bank and in all aspects of your employment, in connection with your duties as an officer of the Bank, you will comply with all directives, policies, standards and regulations from time to time established by the Bank.

  6. VACATIONS; HOLIDAYS; SICK TIME. You shall be entitled to no less than four weeks vacation during each year of your employment, such vacation to be taken at such times and intervals as shall be mutually agreed by you and the Bank. You shall continue to receive your full salary during such times as you may be on vacation.
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You shall be entitled to holiday time and sick leave in accordance with the then existing policy of the Bank, as in effect from time to time.

  7. DEATH. In the event of your death during the term of this Employment Agreement, the Bank shall immediately pay to your estate any salary accrued but unpaid as of the date of your death. Upon payment of the aforementioned sums, the Bank's obligations to make further payments to you or for your benefit shall terminate. This provision shall not be construed to negate any rights you may have to death benefits under any employee benefit or welfare plan of the Bank in which you may from time to time be a participant or under any other written agreement with the Bank which specifically provides for such benefits.

  8. DISABILITY. If during the term of your employment you become disabled for such period of time and under circumstances which entitle you to receive disability benefits under the terms of the long-term disability insurance policy then maintained for you by the Bank, then the Bank's obligation to pay you your salary shall, as of the date benefits first become payable under such disability policy ("Long Term Disability Date"), be reduced to equal the difference between your salary and amounts received under the long-term disability policy, to the extent that such salary payments do not result in a reduction in disability payments. In addition, the Bank's obligation to provide you with other employment related fringe benefits hereunder shall cease as of the Long Term Disability Date, except that you shall continue to be covered by the Bank's medical insurance and life insurance policies until the first anniversary of the Long Term Disability Date. Prior to the Long Term Disability Date, the Bank shall continue to pay you your annual salary in usual installments and you shall continue to receive all other employment related fringe benefits due to you in accordance with this Employment Agreement.

  9. REIMBURSEMENT OF EXPENSES. You shall be reimbursed by the Bank for reasonable business expenses incurred by you incident to your employment hereunder upon presentation of appropriate vouchers, receipts and other supporting documents required by the Bank.

  10. CONFIDENTIAL INFORMATION. Unless you shall first secure the Bank's consent, you shall not disclose or use, at any time either during or subsequent to your employment by the Bank, except as required by your duties to the Bank, any secret or confidential information of the Bank of which you become informed during your employment, whether or not developed by you. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the Bank's management, but does not include any information which has become part of the public domain by means other than your non-observance of your obligations hereunder.

  11. NON-COMPETITION. [Intentionally omitted].

  12. TERMINATION AND TERMINATION BENEFITS.

  (a) TERMINATION OF EMPLOYMENT FOR CAUSE. Your employment under this Employment Agreement may be terminated for cause forthwith at any time by a majority vote of the Board. For purposes of this Agreement a termination shall be a termination for "cause" if the termination is for one or more of the following: personal dishonesty relating to the affairs of the Bank, gross and wilful failure to perform a substantial portion of your duties and responsibilities to the Bank, wilful violation of any material banking regulation, or wilful violation of any criminal law (other than traffic violations or similar offenses) or of any regulatory order. The Bank's obligations to make payments to or for your benefit shall terminate on the effective date of any termination of your employment for cause. Termination pursuant to this Section 12(a) shall be without prejudice to any other right or remedy to which the Bank may be entitled either at law, in equity or under this Agreement.

  (b) TERMINATION BY THE EXECUTIVE. Your employment hereunder may be terminated effective immediately by you by written notice to the Board of Directors in the event the Bank fails to comply with the provisions of Section 3, or material breach by the Bank (not cured during the 30-day period following written notice from you to the Bank specifying the nature of such breach) of any other provision of this Agreement.

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  (c) TERMINATION BY THE BANK WITHOUT CAUSE. Your employment with the Bank may be terminated without cause by a vote of the Board on written notice to you.

  (d) TERMINATION UPON ABSENCE OF ACQUISITION. This Employment Agreement shall terminate without further action or notice in the event that the Agreement and Plan of Merger between the Bank and Parent (as defined below) dated August 29, 1995 (the "Merger Agreement") is terminated without the merger contemplated by that Agreement and Plan of Merger having occurred, in which event any employment agreement between you and the Bank in effect prior to the date of this Employment Agreement shall resume effectiveness.

  13. CERTAIN TERMINATION BENEFITS. In the event of termination pursuant to
Section 12(b) or Section 12(c), you shall be entitled to the following benefits:

    (a) The Bank shall continue to pay you your annual salary pursuant to
  Section 3 in usual installments for the period subsequent to the date of termination of employment until the Expiration Date. The Bank shall be entitled to set off against any cash compensation to be provided to you under this Section 13(a) the amount of any cash compensation received by you from other employment during the period commencing on the first anniversary of the termination of your employment (if such anniversary occurs prior to the Expiration Date) through the Expiration Date. You shall inform the Bank of any such amounts of cash compensation and shall refund to the Bank any amounts which the Bank has paid which exceed the amounts due from the Bank after application of the set-off provided for in this subsection.

    (b) For the period subsequent to the date of termination of employment until the Expiration Date, the Bank shall continue to provide to you health and life insurance benefits existing on the date of termination, to the extent such benefits may be supplied under the Bank's existing plans to former employees.

    (c) The Bank shall pay you a lump sum severance payment in the amount of
  (i) $40,000, if termination of your employment occurs prior to October 1, 1996 and (ii) $20,000, if termination of your employment occurs on or after October 1, 1996 and prior to the Expiration Date.

  14. ETHICAL BEHAVIOR. Upon termination by the Bank of your employment for any reason, including expiration of the term of this Agreement set forth in
Section 2, you shall act at all times in an ethical manner with regard to, and shall take no action which directly or indirectly has or could reasonably be expected to have the effect of terminating or otherwise adversely affecting the relationship of the Bank with any employees of, or others with business or advantageous relationships with, the Bank or any of its affiliates.

  15. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to you at the last address you have filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Clerk.

  16. MISCELLANEOUS. This Agreement shall be construed under the laws of the State of New Hampshire, and it shall bind and inure to the benefit of the successors, assigns, executors, administrators or personal representatives of the parties. The Bank agrees to reimburse you for your reasonable out-of-pocket expenses (including reasonable attorney's fees) incurred in enforcing this Agreement if you succeed on the merits in enforcing this Agreement in a court of competent jurisdiction. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties hereto with respect to the subject matter hereof.

  17. ASSIGNMENT. This Agreement is being entered into in contemplation of the possible acquisition of the Bank as a subsidiary of Community Bankshares, Inc. ("Parent"). You understand that this Agreement may be assigned to Parent upon request of Parent. Upon any such assignment, Parent shall assume the Bank's

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obligations hereunder, all references to the Bank shall be deemed to be references to Parent and to the banking subsidiary of Parent which Parent denominates as your employer.

                                     *****

  I would appreciate your executing and returning to me the enclosed copy of this letter to confirm that the foregoing represents our mutual understanding.

                                          Very truly yours,

                                          Centerpoint Bank

                                                   /s/ David B. Salzman
                                          By: _________________________________
                                            Title: Compensation and Nominating
                                                    Committee Chairman

Accepted and Agreed to:

           /s/ Lucy T. Gobin
_____________________________________
             Lucy T. Gobin

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